Exhibit 10.28

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into the 29th day of December, 2009, between Conseco Services, LLC (the “Company”) and Scott R. Perry (“Executive”).

Recitals

A. The Company and Executive entered into an Amended and Restated Employment Agreement dated as of October 1, 2008 (the “Agreement”).

B. The Company and Executive desire to further amend the Agreement to make the changes set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged:

1.	Section 11(c) of the Agreement is hereby amended in its entirety to read as follows:

(c)  In the event that Executive is terminated by the Company without Just Cause (and other than a termination due to expiration of the Term, death, disability or a Control Termination) or by Executive With Reason, then the Company shall pay Executive within 30 days of the date of termination (i) the Accrued Amounts and (ii) a cash lump sum equal to the sum of his annual Base Salary and Target Bonus.  Additionally, following such a termination, Executive shall be entitled to receive a bonus pursuant to Section 5(b) based on the Conseco’s actual performance for the year in which Executive is terminated (prorated for the partial year period ending on the date of termination), payable at the same time when such bonus amount normally would have been paid pursuant to Section 5(b).  All stock options, restricted stock and/or other awards held by Executive on the date of termination shall be treated in accordance with the applicable award agreements.

2.	Section 11(d) of the Agreement is hereby amended in its entirety to read as follows:

(d)  In the event that Executive is terminated by the Company (or its successor) in a Control Termination as so defined, then the Company shall pay Executive within 30 days of the date of termination (i) the Accrued Amounts and (ii) a cash lump sum equal to the sum of (A) his Target Bonus and (B) one and one-half times his annual Base Salary.  Additionally, following such a termination, Executive shall be entitled to receive a bonus pursuant to Section 5(b) based on the Company’s actual performance for the year during which Executive is terminated (prorated for the partial year period ending on the Termination Date), payable at the same time when such bonus amount would have been paid pursuant to Section 5(b).  All stock options, restricted stock and/or other awards held by Executive upon the occurrence of a Change in Control shall be treated in accordance with the applicable award agreements.

3.	All provisions of the Agreement not amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

CONSECO SERVICES, LLC

By:  /s/ Susan Menzel

Printed:  Susan Menzel

Title:  EVP Human Resources

 /s/ Scott R. Perry
 Scott R. Perry